Exhibit 99.1

Reconciliation of GAAP Measure to Non-GAAP Measure

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

Adjusted EBITDA is one of the primary measures used by our management and Board of Directors to understand and evaluate our financial performance and operating trends, including period-to-period comparisons, to prepare and approve our annual budget and to develop short- and long-term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the Compensation Committee of our Board of Directors to establish the funding targets for (and subsequent funding of) our Annual Incentive Plan bonuses for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and because our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before (a) income tax expense (benefit), (b) interest income (expense), (c) change in fair value of financial instruments, (d) other (income) expense, net, including primarily, when applicable, (gains) losses from investments, and foreign-currency transactions (gains) losses, (e) goodwill impairment expense, (f) depreciation and amortization (including relating to equity method investments) and loss on disposal and impairment of fixed assets, (g) stock-based compensation, (h) acquisition, integration and realignment expenses, including acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (i) extraordinary professional accounting fees relating to our 2016 audit, (j) operation realignment set-up fees, (k) employee severance and termination benefits as well as employee retention and relocation costs, (l) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities, (m) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs and (n) restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these items to be indicative of our core operating results.

A reconciliation of net loss computed in accordance with GAAP to Adjusted EBITDA for the fiscal years ended December 31, 2016 and 2015 is set forth below (dollars in thousands):

	Year Ended December 31,
	2016	2015
Net loss	$(112,932)	$(2,126)
Adjustments to reconcile net loss to Adjusted EBITDA:
Income tax expense (benefit)	(44,911)	1,621
Interest expense	18,198	2,492
Change in fair value of derivatives	(25,515)	(11,938)
Other (income) expense, net (1)	5,406	1,140
Depreciation and amortization (including depreciation and amortization relating to equity method investments) and loss on disposal and impairment of fixed assets	65,215	36,592
Impairment of goodwill	64,000	—
Stock-based compensation	10,747	8,235
Acquisition, integration and realignment expenses (2)	77,335	13,598
Restructuring charges (3)	—	411
Adjusted EBITDA	$57,543	$50,025

(1)
Other (income) expense, net, includes primarily, when applicable, (gains) losses from investments and foreign-currency transactions (gains) losses. Management does not consider these costs to be indicative of our core operating results.

(2)
Acquisition, integration and realignment expenses include (a) acquisition-related expenses and transaction costs and legal, accounting and other professional fees attributable to acquisition and corporate realignment activities, (b) extraordinary professional accounting fees relating to our 2016 audit, (c) operation realignment set-up fees, (d) employee severance and termination benefits as well as employee retention and relocation costs, (e) settlement fees and expenses (and related third-party professional fees) and loss-contingency reserves for actual or threatened litigation pertaining to liabilities (that existed prior to their acquisition date) at companies or businesses that we acquired through our M&A activities and (f) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs. Management does not consider these costs to be indicative of our core operating results.

(3)
Restructuring charges include restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.